EXHIBIT 3.2
CERTIFICATE OF AMENDMENT
TO CERTIFICATE OF INCORPORATION
OF VALENTEC SYSTEMS, INC., A DELAWARE CORPORATION
The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:
FIRST: That by action of the board of directors of Valentec Systems, Inc. (the “Corporation”) resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders, or written consent in lieu thereof, of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of the Corporation be amended by striking out the paragraph entitled “FIRST” thereof, and by substituting in lieu of said paragraph the following new paragraph:
“FIRST: The name of the corporation is Valentec Operating Corp.”
SECOND: The amendment of the Certificate of Incorporation herein certified has been duly proposed, adopted and approved, in accordance with the provisions of Section 242 and 228 of the DGCL, by action of the directors, dated as of April 3, 2006, and the written consent of the sole stockholder of the Corporation, dated as of April 3, 2006. The number of votes cast in favor of the foregoing amendment by the stockholders was sufficient for approval of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
FOURTH: This amendment shall be effective as of the date of filing of this Certificate of Amendment.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 3rd day of April, 2006.

By:	/s/ Robert A. Zummo
	Name:	Robert A. Zummo
	Title:	President